Exhibit 99.1

Contact:	Diane Huggins Vice President, Corporate Communications (615) 565-1817
LIFEPOINT HOSPITALS NAMES WILLIAM F. CARPENTER III
CHAIRMAN OF THE BOARD

Current Chairman Owen G. Shell Jr. Becomes Lead Independent Director
Brentwood, Tennessee (December 15, 2010) — LifePoint Hospitals, Inc. (NASDAQ: LPNT) today announced that its Board of Directors has named William F. (Bill) Carpenter III, LifePoint’s President and Chief Executive Officer, to the additional position of Chairman of the Board, effective immediately. Owen G. (Bob) Shell Jr., formerly non-executive Chairman of the Board, is assuming the role of Lead Director of LifePoint’s Board of Directors.
     “Bill is an outstanding leader in every sense of the word. He has been a tremendous asset over the last four years as CEO, assembling a strong management team and setting a new direction for the Company. This appointment demonstrates the Board’s confidence in him and the focus that management has shown in executing our strategy. Consistent with others in our industry, our Board has been planning to combine the CEO and Chairman of the Board roles at an appropriate time. On behalf of the entire LifePoint Board, we look forward to continuing to work with Bill in his new capacity as we strive to create value for our shareholders,” said Mr. Shell.
     “It is an honor to serve as LifePoint’s CEO, and I am excited to take on the new responsibility of Chairman,” said Mr. Carpenter. “Bob Shell has played an integral role in establishing LifePoint as an industry leader, and I’m confident that he will continue to provide valuable guidance to the Board as Lead Director. Bob and I, along with the rest of the Board, look forward to working with the whole LifePoint team to achieve a high level of performance and to make the communities we serve healthier.”
About LifePoint Hospitals
     LifePoint Hospitals, Inc. is a leading hospital company focused on providing quality healthcare services close to home. Through its subsidiaries, LifePoint operates 52 hospital campuses in 17 states. With a mission of “Making Communities Healthier®,” LifePoint is the sole community hospital provider in the majority of the communities it serves. More information about the Company, which is headquartered in Brentwood, Tennessee, can be found on its website, www.LifePointHospitals.com. All references to “LifePoint,” “LifePoint Hospitals,” or the “Company” used in this release refer to LifePoint Hospitals, Inc. or its affiliates.
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